Exhibit 21.1


Del Laboratories, Inc.

Domestic
Del Pharmaceuticals, Inc. (Delaware)
565 Broad Hollow Realty Corp. (New York)
Parfums Schiaparelli, Inc. (New York)
Royce & Rader, Inc. (Delaware)
Del Professional Products, Inc. (Delaware)

Foreign
Del Laboratorios (Canada) Inc. (Canada)
Del Pharmaceutics (Canada) Inc. (Canada)
Del Pharmaceuticals Ltd. (U.K.)
Del Laboratorios U.K. Limited (U.K.)
Pade Mexicana, S.A. de C.V. (Mexico) (50% owned by Del)
Laboratorios del De Mexico, S.A. de C.V.
DLI (Proprietary) Ltd. (South Africa) (50% owned by Del)


All subsidiaries are 100% owned by Del unless otherwise indicated.